Mobivity Adds Phil Guarascio To Company’s Board of Directors

Former Vice President of Corporate Advertising and Marketing at General Motors and Lead Executive, Marketing and Sales at the National Football League Becomes Independent Director

For Immediate Release

Contact:	Dennis Becker	Robert Blum, Joe Dorame, Joe Diaz
	Mobivity	Lytham Partners, LLC
	Chief Executive Officer	602-889-9700
	877-282-7660	MFON@lythampartners.com

PHOENIX, AZ – March 4, 2014 - Mobivity Holdings Corp. (OTCQB: MFON), an award-winning provider of proprietary and patented mobile marketing technologies and solutions, today announced that Phil Guarascio has joined the Company's Board of Directors as an Independent Director.

Mr. Guarascio has been the Chairman and Chief Executive Officer of PG Ventures LLC since May 2000 where he serves as a marketing and advertising business consultant. He was Lead Executive, Marketing and Sales at the National Football League from 2003-2007 and has been a consultant for the William Morris Agency since October 2001.

For 16 years, Mr. Guarascio was with General Motors where he served as Vice President of Corporate Advertising and Marketing primarily responsible for worldwide advertising resource management, managing consolidated media placement and before that as General Manager of Marketing and Advertising for General Motors' North American Operations. Mr. Guarascio introduced the GM Card and managed the General Motors corporate brand to a 20 percent increase in customer purchase consideration.

He joined General Motors in 1985 after 21 years with the New York advertising agency, D'Arcy, Masius, Benton & Bowles.

Mr. Guarascio was most recently non-executive Chairman of Arbitron which sold to Nielsen in December of 2013 for $1.3 billion. He also currently serves on the Board of Papa John's Pizza (NASDAQ: PZZA), the third largest pizza franchise in the U.S.

Dennis Becker, chief executive officer of Mobivity, said, “We are pleased to have a marketing executive with the experience and the expertise of Phil Guarascio join the Mobivity Board.  Phil will bring to our Board world-class experience in successfully marketing iconic brands that are at the core of American business and very much a part of our everyday lives. Phil has the unique blend of both brand and agency connections coupled with the tech side of the marketing industry. We couldn’t be happier that he agreed to join our Board in what is a pivotal and exciting time for Mobivity.”

Mr. Guarascio said, “Mobivity is in a prime position to expand its mobile marketing leadership and market share given its experience, technology and solutions that bring more customers, more often. Getting customers through the door is a universal need by brands of all sizes. Mobivity’s unique and expanding combination of products and services creates personalization options that marketers have long sought to drive loyalty and expand monetization opportunities. I’m thrilled to be asked to be part of Mobivity’s bright future.”

About Mobivity
Mobivity is an award-winning provider of a suite of patented mobile marketing technologies that drive sales, enhance customer engagement, and reward customer loyalty for local businesses and national brands. Its solutions, including an industry-leading text messaging product and innovative Stampt™ mobile loyalty application, enable businesses across the United States to drive incremental business and profitability by quickly and effectively communicating discounts and special offers to their most loyal customers. Additionally, Mobivity offers a unique, high definition graphical system platform that allows its clients to enhance customer or fan experience by interacting with their mobile phones and video boards or screens in real time. Mobivity's clients include national brands such as CNN, Disney, the NFL, Sony Pictures, AT&T, Chick-fil-A, the Golf Channel, NBC Universal, and numerous professional sports teams, as well as thousands of small, local businesses across the U.S. For more information, visit www.mobivity.com.

Forward Looking Statement
This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include risks set forth in Mobivity Holdings Corp.’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013 and subsequently filed quarterly reports on Form 10-Q. Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.